Exhibit 10.1

Amendment No. 5
to the Edwards Lifesciences Corporation 401(k)
Savings and Investment Plan
September 1, 2015

The Edwards Lifesciences Corporation 401(k) Savings and Investment Plan ("Plan") as amended and restated as of January 1, 2009 is amended effective September 1, 2015, unless specified otherwise:

1. Section 2.42 is amended in its entirety by the following:

2.42 "Year of Vesting Service" or "Vesting Service" means the period credited to an Employee for purposes of determining the extent to which the Employee is vested in his Employer Matching Account under the vesting schedule set forth in Section 7.2. Under the Plan, an Employee is credited with a Year of Vesting Service if the Employee completes at least 1,000 Hours of Service during any Plan Year. An Employee's period of service with a corporation that becomes a Commonly Controlled Entity of an Employer shall be taken into account for purposes of this Section if the Employee is employed on the date the corporation becomes a Commonly Controlled Entity. An individual who became an Employee on September 1, 2015 who immediately prior to such date was a leased employee of TriNet HR Corporation working at the location(s) of CardiAQ Valve Technologies, Inc. shall have their service at CardiAQ Valve Technologies, Inc. taken into account for purposes of this Section. An individual who became an Employee on December 20, 2007 who immediately prior to such date was an employee of CardioVations Division of Ethicon shall have their service with CardioVations Division of Ethicon taken into account for purposes of this Section. Credit shall be given at the rate of 45 Hours of Service for each week during such period (but not to exceed 1,000 Hours of Service for any twelve month period). If an Employee is credited with at least one Year of Vesting Service, he shall never lose such service regardless of when he returns to employment as an Employee. Notwithstanding the foregoing, an individual (i) who immediately prior to the Effective Date was employed by Baxter or a Commonly Controlled Entity of Baxter and (ii) who becomes an Eligible Employee on the Effective Date shall be credited with the number of Years of Vesting Services such individual earned while employed with Baxter or a Commonly Controlled Entity of Baxter.

IN WITNESS WHEREOF, a duly authorized officer of the Company has caused this Plan to be executed on the 15th day of September, 2015.

EDWARDS LIFESCIENCES CORPORATION

By:	/s/ Christine McCauley